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                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                                    FORM 10-K

EXHIBIT 3.5

                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                                BOARD OF TRUSTEES
                 RESOLUTION FOR GROUP VARIABLE ANNUITY CONTRACTS
                                    ACCOUNT C
                                NOVEMBER 23, 1983

         WHEREAS, NML Separate Account C ("Account C") was established by a Resolution of the Board of Trustees on July 22, 1970 in accordance with the Wisconsin Insurance Laws to facilitate the issuance of certain agreements (the "Agreements") which have been offered and sold to certain pension and profit-sharing plans; and

         WHEREAS, the operations of Account C and the terms of the Agreements have been modified from time to time as authorized by Committees of the Board of Trustees and officers of the Company acting pursuant to delegated authority; and

         WHEREAS, it is desired to offer group variable annuity contracts (the "Contracts") for use in connection with (a) corporate pension and profit-sharing plans meeting the requirements of Section 401(a) of the Internal Revenue Code of 1954, as amended (the "Code"), and (b) plans (commonly referred to as "H.R.-10 Plans") providing retirement benefits to self-employed individuals and their employees and meeting the requirements of Section 401 or 403(a) of the Code.

         NOW, THEREFORE, BE IT RESOLVED as follows:

         1. Account C shall be operated by the Company to facilitate the issuance and maintenance of the Agreements and the Contracts in accordance with their terms, and the amounts paid to the Company in connection with the Agreements and Contracts, less stated amounts as set forth therein, shall be allocated to Account C.

         2. The income, if any, and gains or losses, realized or unrealized, of Account C shall be credited to or charged against the amounts so allocated to Account C in accordance with the terms and conditions of the Agreements and the Contracts without regard to the other income, gains or losses of the Company, and the assets thereof shall not be chargeable with any liabilities arising out of any other separate account or any other business of the Company.

         3. Amounts allocated to Account C shall continue to be invested in shares of NML Stock Fund, Inc., NML Bond Fund, Inc., NML Money Market Fund, Inc. and NML One Fund, Inc. (the "Funds") at the net asset value of such shares, except that other securities may be substituted for the shares of the Funds as provided in the Agreements and the Contracts, and the Company shall maintain appropriate arrangements with the Funds for the purchase by Account C of shares of the Funds at the net asset value thereof.

         4. $250,000,000 offering price of the Contracts, or units thereof, or such lesser amount as may be designated by the President of the Company, to be offered in connection with H.R.-10 Plans, shall be registered for sale under the Securities Act of 1933.

         5. The offering of the Agreements and the Contracts shall be limited to H.R.-10 Plans and corporate pension and profit-sharing plans which meet the requirements of Section 401(a) of the Code so as to preclude the necessity for registration of Account C as a unit investment trust or otherwise under the Investment Company Act of 1940, as amended.

         6. The officers of the Company are hereby authorized and directed to take all action necessary or desirable to comply with the Securities Act of 1933 and other applicable state and federal laws in connection with the offering of Contracts for sale and the operation of Account C, including, without limitation, the filing of registration statements, and amendments and exhibits thereto; and the securing of such exemptions from and determinations and rulings as to the application of state and federal laws as they deem advisable. The Secretary of the Company is hereby appointed the agent of the Company to receive any and all notices and communications from the Securities and Exchange Commission in relation to such registration statements and amendments and applications for such exemptions.

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                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                                    FORM 10-K

         7. The officers of the Company are authorized and directed, under such directions as may be specified from time to time by the Insurance Products and Marketing Committee, to execute and deliver such instruments and to do such acts and things as may be necessary or desirable to carry out the purpose and intent of the foregoing resolution in the form or substantially the form as adopted, including, without limitation, determination of the terms and conditions of the Contracts; determination of the state or states in which appropriate action shall be taken to obtain the requisite qualification, registration and/or authorization for the sale of the Contracts as such officers may deem advisable; performance on behalf of the Company of any and all such acts as they may deem necessary or advisable to comply with applicable securities, insurance and other laws of any such states and in connection therewith to execute and file all requisite documents, including, but not limited to, contracts, applications, reports, surety bonds, and irrevocable consents and appointments of attorneys for service of process; and execution of such Contracts on behalf of the Company as may be necessary or desirable to efficiently engage in the sale and distribution of the Contracts including, without limitation, such contracts for custodial, safekeeping, transfer, accounting, legal or disbursing services as may be necessary or desirable. The execution by such officers of any document or the performance of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the documents so executed and the actions so taken.

         8. The name of Account C is hereby changed to "NML Variable Annuity Account C".

         9. To the extent that this resolution is inconsistent with the resolution which established Account C, this resolution shall control. In all other respects, the resolution which established Account C shall remain in full force and effect.


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